Exhibit 10.02

SHARE REPURCHASE AGREEMENT

     This Agreement is made February 23, 2004 by and between Intuit Inc., a Delaware corporation (“Intuit”), and Stephen M. Bennett (“Bennett”).

     WHEREAS, Intuit desires to repurchase shares of restricted common stock issued to Bennett pursuant to Restricted Stock Purchase Agreements entered into by Intuit and Bennett as of January 24, 2000 and amended as of January 17, 2001 (the “Stock Purchase Agreements”), to enable Bennett to satisfy his federal and state tax obligations resulting from the vesting on the date set forth above of 37,500 shares pursuant to such Stock Purchase Agreements (the “Shares”), and

     WHEREAS, Bennett desires Intuit to repurchase such Shares to enable Bennett to satisfy his tax obligations,

     NOW, THEREFORE, the parties agree as follows:

1.	Bennett hereby instructs the Escrow Holder (as defined in Section 6 of the Stock Purchase Agreements) to deliver on the date set forth above 17,157 Shares (the “Repurchased Shares”) to Intuit, such shares being equal to the rounded up whole share amount representing 45.75% of the 37,500 Shares.

2.	Bennett’s total taxable income (the “Total Taxable Income”) on the First Vesting Date as a result of the vesting of the 37,500 Shares shall equal (i) the product obtained by multiplying the closing sales price on the Nasdaq National Market of a share of Intuit Common Stock on the date set forth above by 37,500 less (ii) the $0.01 per share price Bennett paid for the 37,500 Shares.

3.	Bennett hereby instructs Intuit to transmit to (i) the U.S. Treasury 35% of the Total Taxable Income as Federal income tax withholding and 1.45% of the Total Taxable Income as required Medicare tax withholding and (ii) the State of California 9.3% of the Total Taxable Income as California State income tax withholding (the “Total Tax Withholding”).

4.	Intuit shall receive the Repurchased Shares in full satisfaction of its payment of the Total Taxable Income.

     IN WITNESS THEREOF, Intuit by its duly authorized representative and Bennett have executed this Agreement as of the date set forth above.

INTUIT INC.		STEPHEN M. BENNETT

By:	/s/ ROBERT B. HENSKE	/s/ STEPHEN M. BENNETT

Robert B. Henske
Chief Financial Officer